EXHIBIT 99.1

Press Release
www.shire.com

Elections for the interim dividend in respect of the six months to June 30, 2018

September 10, 2018 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announced on July 31, 2018, an interim dividend of 5.60 US cents per Ordinary Share payable on October 19, 2018, to shareholders on the register of members at the close of business on September 7, 2018.

Holders of Ordinary Shares are notified that, in order to receive UK sourced dividends via the Company’s Income Access Share arrangements (“IAS Arrangements”), they need to have submitted a valid IAS Arrangements election form to the Company’s Registrar, Equiniti, by no later than 5pm (BST) on September 21, 2018.

Holders of Ordinary Shares are advised that:

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any previous elections made using versions of the IAS Arrangements election form in use prior to February 16, 2016, and any elections deemed to have been made prior to April 28, 2016, are no longer valid; and

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if they do not elect, or have not elected using the newly formatted IAS Arrangements election forms published on or after February 16, 2016, to receive UK sourced dividends via the Company’s IAS Arrangements, their dividends will be Irish sourced and therefore incur Irish dividend withholding tax, subject to applicable exemptions.

Internet links to the newly formatted IAS Arrangements election forms can be found at:
http://investors.shire.com/shareholder-information/shareholder-forms.aspx

For further information concerning the IAS Arrangements, please contact Equiniti (+44 (0) 121 415 7593). If you are in any doubt as to what action to take, please consult your tax advisor immediately.

Sarah Charsley
Assistant Company Secretary
For further information please contact:

Investor Relations
Christoph Brackmann	christoph.brackmann@shire.com	+41 41 288 41 29
Sun Kim	sun.kim@shire.com	+1 617 588 8175
Scott Burrows	scott.burrows@shire.com	+41 41 288 4195

Media
Katie Joyce	kjoyce@shire.com	+1 781 482 2779

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

NOTES TO EDITORS

About Shire

Shire is the global biotechnology leader serving patients with rare diseases and specialized conditions. We seek to push boundaries through discovering and delivering new possibilities for patient communities who often have few or no other champions. Relentlessly on the edge of what’s next, we are serial innovators with a diverse pipeline offering fresh thinking and new hope. Serving patients and partnering with healthcare communities in over 100 countries, we strive to be part of the entire patient journey to enable earlier diagnosis, raise standards of care, accelerate access to treatment, and support patients. Our diverse portfolio of therapeutic areas includes Immunology, Hematology, Genetic Diseases, Neuroscience, Internal Medicine, and Ophthalmics.

Championing patients is our call to action - it brings the opportunity - and responsibility - to change people’s lives.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX